GUARANTEED DEATH BENEFIT RIDER
                           (RATCHETED DEATH BENEFIT)

IN THIS RIDER "YOU" MEANS THE OWNER OF THE CONTRACT/CERTIFICATE AT THE TIME AN OWNER'S RIGHT IS EXERCISED. REFERENCE TO "CONTRACT" IN THIS RIDER ALSO INCLUDES "CERTIFICATE."

THIS RIDER'S BENEFIT

The Guaranteed Death Benefit is equal to the initial Contribution on the Contract Date. Thereafter, the Guaranteed Death Benefit will be reset every [three years] on the Contract Anniversary Date to the Annuity Account Value if greater than the previously established Guaranteed Death Benefit (adjusted for contributions and withdrawals), up to the date the Annuitant attains age [90]. Provided that the Contract remains in force, the Guaranteed Death Benefit at any time will be equal to the greater of:

a) the Annuity Account Value as of the date of receipt of proof of death minus any outstanding loans and accrued loan interest, as of the date of receipt of proof of death; or

b) the previously established Guaranteed Death Benefit amount minus any outstanding loans and accrued loan interest as of the date of receipt of proof of death. The previously established Guaranteed Death Benefit will be adjusted for any contributions and withdrawals made between the date it was last established and the date of receipt of proof of death.

THE COST OF THIS RIDER

The charge for this benefit, as shown in the Data Pages, will be a percentage of the Annuity Account Value. This charge will be deducted on each Contract Anniversary Date form the [Guaranteed Interest Account, if elected.] If the Guaranteed Interest Account has not been elected, then the charge will be prorated among the Variable Investment Options selected. If you do not have funds in the Variable Investment Options] this charge will then be deducted from any of the [Guarantee Period Accounts] selected. If you have not selected any of the [Guarantee Period Accounts] but have funds available in the [Principal Guarantee Fund] then the charge will be deducted from this Fund.

GENERAL PROVISIONS OF THIS RIDER

This Rider is part of the Contract. Its benefit is subject to all the terms of this Rider and the Contract.

This Rider is in effect if you elected it at issue of the Contract and may not be elected after issue. This Rider terminates only when the Contract terminates.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Edward Miller
-------------------------                    ---------------------------
Edward Miller                                Pauline Sherman
Chairman and Chief                           Senior Vice President, Secretary
Executive Officer                            and Associate General Counsel


No. 99GDB